EX-(d)(4)(f)(i)

1st AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 1st AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 27th day of September, 2017 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and BlackRock Investment Management, LLC (“BlackRock”), a Delaware corporation.

Recitals

1.	LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.	BlackRock currently subadvises several series of the Trust pursuant to a written subadvisory agreement dated January 1, 2017 (the “Agreement”),

Representations

1.	LIAC represents and warrants that approval of this amendment has been obtained from the Board of Trustees of the Trust via unanimous Written Consent dated January 27, 2017.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated herein and made a part hereof.

2.	The Representations made herein are incorporated and made a part hereof.

3.

Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of January 27, 2017, to reflect the change in name from Lincoln iShares® Global Moderate Allocation Fund to Lincoln iShares® Global Growth Allocation Fund.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

EX-(d)(4)(f)(i)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION	BLACKROCK INVESTMENT MANAGEMENT, LLC

/s/ Jayson Bronchetti	/s/ Michael J. Ferraro
Name: Jayson Bronchetti Title: President	Name: Michael J. Ferraro Title: Director

EX-(d)(4)(f)(i)

SCHEDULE A

to the

Sub-Advisory Agreement

between

Lincoln Investment Advisors Corporation

and

BlackRock Investment Management, LLC

As of January 1, 2017, as amended January 27, 2017

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Funds at an annual rate as follows:

Effective Date	Funds	Fees payable on aggregate average daily net assets of the Managed Portions
January 1, 2017	Lincoln iShares® Fixed Income Allocation Fund Lincoln iShares® Global Growth Allocation Fund Lincoln iShares® U.S. Moderate Allocation Fund	REDACTED